Exhibit 19

NATIONAL RESEARCH CORPORATION

INSIDER TRADING POLICY

Effective Date: October 15, 2025

This Insider Trading Policy (this “Policy”) consists of eight sections:

■	Section 1 provides an overview;

■	Section 2 defines certain terms used herein;

■	Section 3 explains insider trading;

■	Section 4 sets forth the policies of National Research Corporation prohibiting insider trading;

■	Section 5 details the applicability to former associates;

■	Section 6 sets forth the confidentiality guidelines;

■	Section 7 explains the interpretation and amendment process to this Policy; and

■	Section 8 refers to the execution and return of a certificate of compliance.

Additionally, this Policy consists of two exhibits:

■	Exhibit A includes a short-swing profit rule Section 16(b) checklist; and

■	Exhibit B is the certification of compliance, referred to in Section 8.

1.  PURPOSE AND SCOPE

This Insider Trading Policy (this “Policy”) provides guidelines with respect to Trades in Securities of National Research Corporation (including its direct and indirect subsidiaries, “NRC” or the “Company”) and Restricted Entities. Insider trading refers to the Trade of a security while in possession of Material Nonpublic Information. Preventing insider trading is necessary to comply with Securities laws and preserve the reputation and integrity of NRC as well as that of all persons affiliated with the Company. If you engage in insider trading or violate this Policy, you may be liable for Civil and Criminal Penalties, in addition to legal and disciplinary action NRC may take, including dismissal for cause, as applicable.

NRC has adopted this Policy to promote compliance with applicable laws that prohibit certain persons who are aware of Material Nonpublic Information about NRC or a Restricted Entity from: (i) Trading Securities of such company; or (ii) providing Material Nonpublic Information to other persons who may Trade such company’s Securities on the basis of that information.

This Policy applies to Insiders (as defined below) and the Company itself. This Policy extends to all activities within and outside an individual’s Company duties. Questions regarding this Policy should be directed to the Securities Practice Team via email.

To promote compliance with insider trading laws, it is NRC’s policy not to engage in Trades of Securities (including NRC Securities) in violation of insider trading laws or any other applicable law. NRC will not effect transactions in respect to Securities, or adopt any Securities repurchase plans, when it is in possession of Material Nonpublic Information concerning such company, other than in compliance with applicable law, and with the prior approval of the Securities Practice Team.

2.  CERTAIN DEFINED TERMS

(a)	“Civil and Criminal Penalties” shall include, without limitation, the penalties in Section 3(e).

(b)

“Controlled Entities” shall mean any entities that you influence or control, including any corporations, partnerships or trusts. You should treat any Trade by an entity that is a Controlled Entity for the purposes of this Policy and applicable securities laws as if such Trade were for your own account. For the avoidance of doubt, an entity shall not be deemed to be a Controlled Entity: (i) solely because you are or may be deemed to be the beneficial owner of Company Securities held by such entity for purposes of Rule 13d-3 under the Exchange Act; or (ii) if you do not influence or control how, when, or whether such entity effects Trades in Company Securities, and you take reasonable measures so that the individual[s] making decisions with respect to such Trades do not have access to Material Nonpublic Information about the Company or Company Securities.

(c)	“Directors” shall include the Members of NRC’s Board of Directors and their Family Members and Controlled Entities.

(d)

“Family Members” shall include your family members, including a spouse, who reside with you (including, without limitation, a child, a child away to college, stepchildren, grandchildren, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose Trades in NRC Securities are controlled by you.

(e)

“Insiders” shall include (i) Officers, Directors and, when designated by the Securities Practice Team, associates of NRC, (ii) such persons’ Family Members, (iii) such persons’ Controlled Entities, and (iv) NRC contractors and consultants who may have access to Material Nonpublic Information concerning NRC or a Restricted Entity.

(f)	“Material Nonpublic Information” shall mean any information that is material (as defined in Section 3(b) below) and nonpublic (as defined in Section 3(c) below).

(g)

“NRC’s Policies” shall include (a) any applicable Company policy, including, without limitation, this Policy, the Company’s Code of Business Conduct and Ethics, the Employee Handbook, and any policy specific to your position or department as an Officer, Director, or associate, (b) Company practices, and (c) express approvals from the Chief Executive Officer (“CEO”), Chief Operating Officer, or the Securities Practice Team.

(h)

“Officers” shall include any officer or executive of NRC subject to the reporting requirements of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and their Family Members and Controlled Entities.

(i)

“Restricted Entities” shall include all entities other than NRC that the Company or Securities Practice Team notifies you from time to time are considered Restricted Entities under this Policy. You must consult with the Securities Practice Team if there is a question as to whether an entity potentially qualifies as a Restricted Entity.

(j)	“Restricted Insiders” shall include Directors, Officers, and, upon notification from time to time by the Securities Practice Team, certain other associates.

(k)

“Securities” includes, without limitation, common and preferred stocks, bonds, notes, debentures, options, warrants and other convertible securities, security-based swaps, and other debt, equity and derivative instruments.

(l)

“Securities Practice Team” shall include (a) any Chief Financial Officer (“CFO”), Chief Accounting Officer (“CAO”), their designees, and such other persons as the CEO or Board may determine and (b) Mark Scudder, external legal counsel to the Company. The Securities Practice Team’s contact information shall include the CFO’s email, the CAO’s email and mscudder@scudderlaw.com.

(m)

“Trade” shall be interpreted to include a broad range of transactions, including, without limitation, sales, purchases, hedging transactions (such as puts and calls), elections or changes in election under a Securities purchase plan, gifts, charitable donations, or other dispositions, contributions or receipts of a security. The terms “Trades”, “Trading”, “Traded” and any other various forms shall have the same meaning.

(n)	“Trading Day” is a day on which the Nasdaq is open for trading.

3.    EXPLANATION OF INSIDER TRADING

Insider trading refers to the Trade of a Security while in possession of Material Nonpublic Information relating to the security or its issuer.

(a)	It is generally understood that insider trading includes the following:

(i)	Trading while in possession of Material Nonpublic Information, except as otherwise specified under this Policy; and

(ii)	Communicating (or “tipping”) Material Nonpublic Information to others, including recommending Trading a Security while in possession of such information.

(b)	What Information is Material?

(i)	The materiality of a fact depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that:

(A)	a reasonable investor would consider such information important in making a decision to Trade or not Trade a Security;

(B)	a reasonable investor would consider such information to significantly alter the total mix of information available; or

(C)	such information is likely to have a significant effect on the market price of the Security.

(ii)	Although it is not possible to list all types of material information, the following are examples of the types of information that are particularly sensitive and should be treated as material:

•	earnings and related material financial performance information, projections, or estimates;
•	performance against or changes to internally or externally communicated material financial, sales, or other material performance targets;
•	changes in the amount of dividends or any other dividend policy;
•	any material strategic transactions, including joint ventures, alliances, mergers, acquisitions, or dispositions;
•	material legal proceedings or government investigations, including commencement or settlement;
•	the hiring or appointment, or termination or resignation, of a named executive officer (as defined by SEC rules);
•	receipt or loss of a material contract, customer, or supplier;
•	impending bankruptcy or financial liquidity problem of the Company or a material customer or vendor;
•	material changes in accounting treatment, write‐offs or effective tax rate;
•	proposal or occurrence of any change in a company’s independent registered accounting firm;
•	occurrence of a material cybersecurity incident or privacy breach;
•	stock splits, repurchases, or proposed offerings;
•	potential proxy contests; and
•	any other information which could result in substantial market share and/or revenue gains or losses.

(iii)

Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of Security. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

(iv)

If an Insider questions or should have reason to question whether particular information is material or nonpublic, such Insider should not Trade on or communicate the information to anyone without the prior written approval of the Securities Practice Team.

A good general rule of thumb: When in doubt, do not Trade.

(c)	What is Nonpublic?

(i)

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s website. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.

(ii)	For purposes of this Policy, information will be considered public after the close of trading on the second full business day after such information is broadly disseminated.

(d)	Trading by Persons Other than Insiders

(i)

Insiders may be liable for communicating or tipping Material Nonpublic Information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders may also be liable for insider trading, including tippees who trade on Material Nonpublic Information tipped to them or individuals who trade on Material Nonpublic Information that has been misappropriated.

(ii)

Tippees inherit an Insider’s duties and are liable for trading on Material Nonpublic Information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain Material Nonpublic Information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

(e)	Civil and Criminal Penalties for Insider Trading

Penalties for Trading on or tipping Material Nonpublic Information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal Securities laws include, without limitation:

•	SEC administrative sanctions;
•	Securities industry self-regulatory organization sanctions;
•	civil injunctions;
•	damage awards to private plaintiffs;

•	disgorgement of all profits;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an associate or other controlled person) that can be quite substantial;
•	criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•	jail sentences of up to 20 years.

In addition, insider trading and violations of this Policy may result in disciplinary actions by NRC, including dismissal for cause. Insider trading violations are not limited to violations of the federal or state securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO) also may be violated in connection with insider trading.

(f)	Size of Transaction and Reason for Transaction Do Not Matter.

The size of the transaction or the amount of profit received or loss avoided does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have Material Nonpublic Information. The SEC aggressively investigates even small insider trading violations.

(g)	Examples of Insider Trading

Examples of insider trading cases include actions brought against Officers, Directors, and associates who traded in a company’s Securities after learning of significant confidential corporate developments; friends, business associates, Family Members and other tippees of such Officers, Directors, and associates who traded in the Securities after receiving such information; government associates who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

(h)	Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) Officers or Directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC.

These provisions reflect the SEC’s intent to discourage Officers, Directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

4.   THE POLICY

The Company’s policy is to prohibit unlawful insider trading and require compliance with securities trading laws.

(A)

Except as otherwise specified herein, no Insider shall, directly or indirectly, engage in Trading NRC Securities during any period commencing on the date that the Insider first possesses Material Nonpublic Information concerning NRC and ending at the earlier of (i) the beginning of the third Trading Day after the public disclosure of that information or (ii) such time as that nonpublic information is no longer material.

(B)

No Insider shall, directly or indirectly, engage in any Trades in the Securities of any non-NRC entity while in possession of Material Nonpublic Information concerning such entity, when that information was obtained in the course of employment with, or the performance of services on or behalf of, NRC.

(a)	Restrictions Applicable to all Insiders

(i)	Insiders may Trade in NRC Securities only if

(A)	All of the following are met:

(I)	Insider does not have Material Nonpublic Information;

(II)	Insider has pre-cleared the Trade and the pre-clearance period is still open; and

(III)	The trading window is open

OR

(B)	The Trades are pursuant to a validly adopted Rule 10b5-1 Plan that was adopted when all the criteria in clause (A) above were satisfied.

(ii)

Trading Windows. A trading window is a period of time when Insiders are permitted to Trade in NRC Securities (if they are not in possession of Material Nonpublic Information and the window has not been modified as described in paragraph (B) below).

(A)

Trading Window. Trading windows for Insiders shall commence at the beginning of the third Trading Day following the public release of quarterly or annual financial results and end at 11:59 p.m. Central Time on the last Trading Day of the third month of each quarter.

(B)

Trading Window Special Modification. From time to time, NRC also may require that all or certain Insiders refrain from engaging in Trades in NRC Securities (or a Restricted Entity) for a specified period of time due to material information known to NRC and not yet disclosed to the public. NRC’s counsel or the Securities Practice Team, or their designee, shall inform such Insider of such restriction and need not disclose the reason for the restriction. Such restrictions are confidential and shall not be communicated to any other person, unless expressly authorized to do so. Additionally, the Securities Practice Team may, in their sole discretion, prior to the end of such trading window, adjust the end of such trading window or commencement or end date of any future trading window.

(C)

Trading in NRC Securities during a trading window shall not be considered a "safe harbor," and all Insiders and other persons should use good judgment at all times to make sure that Trades are compliant with this Policy and all applicable securities laws while they are in possession of Material Nonpublic Information.

(iii)	Mandatory Pre-clearance Procedures for Trades and Rule 10b5-1 Plans by Restricted Insiders.

(A)

Restricted Insiders must receive pre-clearance from the Securities Practice Team prior to executing any Trades in NRC Securities. A request for pre-clearance to Trade in NRC Securities should be submitted to the Securities Practice Team via email at least one (1) business day in advance of the proposed Trade. When a request for pre-clearance is made, the requestor should confirm in the request that such person is not aware of any Material Nonpublic Information concerning NRC. If the Securities Practice Team grants pre-clearance, the requestor may make the Trade at any time within, but not after, four (4) market Trading Days of receipt of pre-clearance, unless revoked earlier by the Securities Practice Team. If the requestor becomes aware of Material Nonpublic Information concerning NRC before the Trade is executed, the pre-clearance shall be void and the Trade must not be completed. If a person seeks pre-clearance and permission to engage in the Trade is denied, then such person should refrain from initiating any Trade in NRC Securities and should not inform any other person of the denial. For the avoidance of doubt, if any pre-clearance is not affirmatively responded to as granted (i.e., no response is received), such pre-clearance shall be treated as if it were denied.

(B)	Restricted Insiders may adopt a Rule 10b5-1 Plan only after pre-clearance by the Securities Practice Team.

(iv)

Prohibition on Tipping Information to Others. Insiders may not disclose any Material Nonpublic Information concerning NRC or make any recommendations or express opinions (including communications in Internet chat rooms, message boards, blogs, and any other social media) on the basis of Material Nonpublic Information as to Trading in NRC Securities (or any Restricted Entity to the extent such information is acquired in the course of employment with, or the performance of services on behalf of, NRC) to any other persons or entities (including, without limitation, Family Members, friends, social acquaintances, investors, outside advisors, financial analysts, consulting firms, Controlled Entities, entities or trusts for the benefit of you or any of your Family Members, whether or not Controlled Entities, and other who do not need to know the information), unless such disclosure is made in accordance with NRC’s Policies. This prohibition applies whether or not the Insider receives any benefit from the use of that information by the other person or entity.

(v)

Penalties for Violations of Insider Trading Laws. Individuals who Trade on Material Nonpublic Information (or tip information to others who Trade) can be liable for Civil and Criminal Penalties, in addition to legal and disciplinary action NRC may take, including dismissal for cause, as applicable.

(b)	Additional Restrictions

(i)	Reporting Obligations for Section 16 Officers and the Board of Directors

(A)

Reporting Obligations. Directors, Officers and 10% stockholders (or their Family Members or Controlled Entities) must comply with the Exchange Act reporting obligations. Section 16(a) of the 1934 Act generally requires all Officers, Directors and 10% stockholders, within 10 days after an individual becomes an Officer, Director or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s equity Securities which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s equity Securities must be reported on SEC Form 4, generally within two (2) business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, Trades of Company stock made within six (6) months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain Trades of Company stock made within six (6) months after an Officer or Director ceases to be an Insider must be reported on Form 4.

(B)	Form 4. Form 4s are due before the end of the second business day following the date that a Trade (including a gift) was executed.

(C)	Form 144. If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings.

(D)	Short-Swing Profit Rules.

a.

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any Officer, Director or 10% stockholder from any non-exempt matchable “purchase” and “sale”, or “sale” and “purchase” of any Company equity Security during a six (6) month period, so called “short-swing profits,” are recoverable by the Company. When such a purchase and sale, or sale and purchase occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any material or nonpublic information.

b.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two (2) years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two (2) year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

c.

Officers and Directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as Exhibit A in addition to consulting the Securities Practice Team prior to engaging in any transactions involving NRC Securities.

(c)	Certain Transactions Not Subject to Trading Restrictions

(i)	Company Trades. Except for trading windows maintained by the Company, this Policy does not apply to Trades of NRC Securities by the Company.

(ii)

Stock Option Exercises. Except for trading windows maintained by the Company, this Policy does not apply to (a) the exercise for cash of stock options awarded under any NRC stock plan (including, without limitation, the 2004 Non-Employee Director Stock Plan, as amended, and the 2006 Equity Incentive Plan, as amended), (b) the surrender of shares or options to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable stock option or equity award, or (c) the vesting of equity awards. However, this Policy does apply to any market sale of NRC Securities, including, without limitation, a “cashless exercise” of NRC Securities through a broker or any other market sale for the purpose of generating the cash needed to cover the costs of any exercise (in each case, whether net proceeds are received in cash or shares).

(iii)

Approved Pre‐Planned Trading Programs. Trades in accordance with an SEC Rule 10b5‐1 Trading Plan adopted in accordance with Section 4 (a)(i)(A)(I)(B) hereof are not thereafter subject to the trading window, preclearance, or prohibition on trading while in possession of Material Nonpublic Information provisions of this policy.

(iv)

Mutual Funds. In general, Trades in Mutual Funds, including Mutual Funds that hold NRC Securities (or the Securities of one or more Restricted Entities) (“NRC Mutual Funds”), usually will not be subject to the restrictions under this Policy, including trading windows. However, NRC makes no representation that Trades in NRC Mutual Funds are not in violation of any applicable law and NRC may take disciplinary action, including and up to termination, if NRC determines such Trades to be egregious (i.e., knowingly Trading NRC Mutual Funds while in possession of Material Nonpublic Information which the Insider is or should be aware that the Material Nonpublic Information will have a significant impact on the performance of such NRC Mutual Fund).

(v)

Partnership Distributions. Nothing in this Policy is intended to limit the ability of a private equity partnership or other similar entity with which a Director is affiliated to distribute NRC Securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel, as appropriate, to determine the timing of any distributions, based on all relevant facts and circumstances and applicable Securities laws.

(d)	Personal Responsibility for Compliance with this Policy

The information provided in this Policy is for education and compliance functions and does not excuse, indemnify or otherwise protect Insiders from complying with laws not addressed by this Policy, laws addressed but amended, revoked, or otherwise changed since the Effective Date of this policy, or from educating oneself as to any obligations under all applicable laws.

Compliance with this Policy, including having the Securities Practice Team preclear a proposed Trade, is not an assurance that an insider trading violation will not be found to have occurred. This Policy is only designed to reduce the risk that such violation will be found to have occurred. Insiders should remember that the ultimate responsibility for adhering to this Policy and avoiding improper Trading rests exclusively with each such Insider and that pre-clearance of Trades and, if applicable, of SEC Rule 10b5‐1 Trading Plans, by the Securities Practice Team does not reduce the obligations imposed on such Insiders by applicable laws. Any action on the part of NRC, NRC’s counsel, or the Securities Practice Team, or any other associate pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an Insider from liability under applicable Securities laws. If an Insider violates this Policy, in addition to any Civil and Criminal Penalties, NRC may take legal and/or disciplinary action, including dismissal for cause, as applicable. Insiders must notify the Securities Practice Team if they become aware of a breach of this Policy or such Insider may be subject to legal and disciplinary action NRC may take, including dismissal for cause, as applicable.

(e)	Personal Responsibility for Compliance with the NRC Code of Business Conduct and Ethics

Compliance with this Policy is not an assurance that a violation under the NRC Code of Business Conduct and Ethics (the “Code”) will not be found to have occurred. An Insider may be found in violation of this Policy, the Code or this Policy and the Code, and subject to disciplinary action by NRC, including dismissal for cause, as applicable.

5.  APPLICABILITY OF POLICY TO FORMER ASSOCIATES

This Policy will continue to apply to Insiders for a period of time after their status with NRC terminates. Subject to additional terms, conditions, or restrictions that may be set forth in an agreement between the Insider and NRC:

(a)

Upon termination of their status with NRC, Restricted Insiders are no longer required to engage in Trades in NRC Securities exclusively during a trading window, but all other aspects of this Policy (including mandatory pre-clearance of any Trades in NRC Securities) shall apply until the later of (i) the commencement of the trading window following the public release of earnings for the fiscal quarter in which the Restricted Insider’s status with NRC terminates or (ii) the beginning of the third Trading Day after the earlier of (x) the public disclosure of all Material Nonpublic Information known to the Insider or (y) such time as all Material Nonpublic Information known to the Insider is no longer material.

(i)	Officers are still subject to the SEC’s Form 144 electronic filing requirements for up to 90 days after their departure.

(ii)

Officers, Directors and 10% stockholders (or their Family Members or Controlled Entities) are subject to Section 16 short-swing profit rules for up to six (6) months from their departure and should refer to Exhibit A prior to Trading.

(b)

For all other former Insiders, this Policy shall apply until the beginning of the third Trading Day after the earlier of (i) the public disclosure of all Material Nonpublic Information known to the Insider or (ii) such time that all Material Nonpublic Information known to the Insider is no longer material.

6.   CONFIDENTIALITY GUIDELINES

(a)

Confidentiality: Securities laws, as well as this Policy and other NRC policies, prohibit Insiders from disclosing Material Nonpublic Information concerning NRC (or any entity to the extent such information is acquired in the course of employment with, or the performance of services on or behalf of, NRC) to any other person (including, without limitation, other NRC personnel, Family Members, friends, social acquaintances, investors, outside advisors, financial analysts, consulting firms, Controlled Entities, entities or trusts for the benefit of you or any of your Family Members, whether or not Controlled Entities, and other who do not need to know the information), except when such disclosure is necessary to fulfill a business objective of NRC and such disclosure is made in accordance with NRC’s Policies. This prohibition also applies specifically, but not exclusively, to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. If you receive any inquiries of this nature, unless you are expressly authorized to answer the inquiry, you shall not respond in any manner (including “declining to comment”) and refer the inquirer directly to the Securities Practice Team. However, any such authorized disclosures may be made only in accordance with NRC’s Policies.

(b)

Access to Information: Access to Material Nonpublic Information about NRC, including NRC’s business, earnings or prospects, should be limited to Officers, Directors and associates of NRC on a need-to-know basis. All Officers, Directors and associates should take all steps and precautions necessary to restrict access to, and secure, Material Nonpublic Information by, among other things:

●	maintaining the confidentiality of NRC-related transactions;
●

conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

●

restricting access to documents and files (including computer files) containing Material Nonpublic Information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

●	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
●	disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
●	restricting access to areas likely to contain confidential documents or Material Nonpublic Information;
●	safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
●	avoiding the discussion of Material Nonpublic Information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

7.   POLICY INTERPRETATION AND AMENDMENTS

The NRC’s counsel and the Securities Practice Team are responsible for interpreting and updating this Policy as required. The NRC’s counsel or the Securities Practice Team may authorize deviations in the procedures set forth in this Policy, provided that those deviations are consistent with the general purpose of this Policy and applicable Securities laws. Any such deviations must be confirmed in writing. Any material amendment to the terms of this Policy must be approved by the NRC’s counsel. This Policy replaces and supersedes all previous NRC Insider Trading Policies and their amendments.

8.   EXECUTION AND RETURN OF CERTIFICATION

After reading this Policy, all Officers, Directors and associates shall execute and return to the Securities Practice Team the Certification of Compliance form attached hereto as Exhibit B.

Exhibit A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an Officer, Director or 10% stockholder (or their Family Members or Controlled Entities) (the “Principals”) results in a violation of Section 16(b), and the “profit” must be recovered by NRC. It makes no difference how long the shares being sold have been held or, for Officers and Directors, that you were an Insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six (6) month period. Capitalized terms used herein and not defined shall have the meaning assigned to such terms in NRC’s Insider Trading Policy.

“Purchase” and “Sale” are defined broadly under the federal Securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative Securities (including exchange traded puts, calls, or swaps not issued by NRC). Before proceeding with a Purchase or Sale, consider whether you are aware of Material Nonpublic Information which could affect the price of the Company stock. All transactions in NRC Securities by Officers and Directors must be pre-cleared by the Securities Practice Team.

Sales

If a Sale of NRC Securities is to be made, has the Principal, in relation to NRC Securities:

No	purchased in the past six (6) months;

No	engaged in option grants or exercises of not exempt under Rule 16b-3 within the past six (6) months;

No	anticipated or is otherwise required to Purchase (or engage in non-exempt option exercises) within the next six (6) months;

Yes	prepared a Form 4?

Note: If such Sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a Purchase or option exercise for NRC Securities is to be made, has the Principal, in relation to NRC Securities:

No	sold within the past six months;

No	anticipated or is otherwise required to make a Sale within the next six months (such as tax-related or year-end transactions); or

Yes	prepared a Form 4?

Exhibit B

CERTIFICATION OF COMPLIANCE

RETURN BY [insert return deadline]

TO:	Securities Practice Team

FROM:

RE:	INSIDER TRADING POLICY OF NATIONAL RESEARCH CORPORATION

I have received, reviewed and understand the above-referenced Insider Trading Policy and undertake, as a condition to my present and continued employment with National Research Corporation, to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that as of the date set forth below, I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Policy.

SIGNATURE	DATE

TITLE